Exhibit 23.1

AUDIT ALLIANCE LLP®

A Top 18 Audit Firm

10 Anson Road, #20-16 International Plaza, Singapore 079903.

UEN: T12LL1223B GST Reg No: M90367663E Tel: (65) 6227 5428

Website: www.allianceaudit.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated April 23, 2025, with respect to the consolidated financial statements of Fangdd Network Group Ltd. as of December 31,2023 and 2024 and for each of the years in the three-year period ended December 31, 2024, incorporated by reference in this Registration Statement on Form F-3 and the related prospectus of Fangdd Network Group Ltd. filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Audit Alliance LLP

Audit Alliance LLP

Singapore

July 30, 2025